Exhibit 4.7

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

AMENDMENT NO. 1 DATED 2nd DECEMBER 2015

BY AND BETWEEN

(1) JURONG SHIPYARD PTE LTD

(2) NORTH ATLANTIC RIGEL LTD

___________________________________________

RELATING TO
THE CONSTRUCTION AND DELIVERY OF
ONE MOSS MARITIME CS60
SEMI-SUBMERSIBLE DRILLING RIG UNIT
___________________________________________

1

THIS AMENDMENT no 1 (the “Amendment”) is made the 2nd day of December 2015

BY AND BETWEEN:

(1)	JURONG SHIPYARD PTE LTD, a corporation organized under the laws of Singapore, having its registered office at 29 Tanjong Kling Road, Singapore 628054 (the “Builder”);

and

(2)	NORTH ATLANTIC RIGEL LTD, a company organized under the laws of Bermuda and having its office at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton HMGX, Bermuda (the “Purchaser”)

collectively the “Parties” and individually a “Party”.

WHEREAS:

A.
The Builder and the Purchaser have entered into a contract dated 2 April 2012 (the “Contract”) for the design, procurement, construction, equipment, commissioning and delivery to the Purchaser of one (1) Moss Maritime CS60 semi-submersible drilling rig bearing hull number 11-1112 to be known as “WEST RIGEL” (the “Unit”).

B.	There is a dispute between the Parties as to responsibility for the delay in Delivery and entitlement to Permissible Delays.

C.
The Parties wish to agree terms on which the Parties agree to fully and finally settle the disputes between them as summarized herein, and during a defined period (the “Deferral Period” as defined in this Amendment), Delivery of the Unit to the Purchaser shall be postponed, and the Purchaser shall attempt to find satisfactory employment for the Unit *****.

D.
If the Deferral Period should expire without any employment contract or sale of the Unit, the Unit shall be transferred into the ownership of a joint asset holding company and the joint asset holding agreement at Appendix 1 shall then be immediately effective.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:-

1.	Definitions

1.1.	All capitalized terms used in this Amendment which are expressly defined in the Contract shall have the meaning set out therein, unless defined in this Amendment which definition shall prevail.

1.2.	The following capitalized terms used in this Amendment shall have the following meanings:-

“Builder’s Stacking Costs”	has the meaning set out in Clause 5.4.
“Deferral Period”
means the period commencing on the Effective Date of this Amendment, and ending on the earliest of (i) the sale of the Unit to a third party pursuant to Clause 5 below; (ii) Delivery of the Unit to the Purchaser pursuant to Clause 6 below; or (iii) midnight London time on the date falling 6 months from the Effective Date of this Amendment unless prior to such date the Parties have agreed in writing to an extension to the Deferral Period.

“Delivery Notice”	has the meaning set out in Clause 6.2.
“Effective Date of this Amendment”	has the meaning set out in Clause 9.2.

“Purchaser’s Crewing Costs”	has the meaning set out in Clause 5.6.

2

“Qualifying Drilling Contract”
means a drilling contract for the Unit with a third party employer acceptable to the Purchaser in its absolute discretion and with an Operating Rate and contract duration acceptable to the Purchaser in its absolute discretion.

“Third Party Purchaser”	has the meaning set out in Clause 5.1.
“Third Party Sale”	has the meaning set out in Clause 5.1.
“Third Party Sale Notice”	has the meaning set out in Clause 5.2.
“Final Installment Interest Amount”	has the meaning set out in Clause 5.5.
“Joint Asset Holding Agreement”	means the joint asset holding agreement as set out in Appendix 1 hereof scheduled to be entered into by the Builder and North Atlantic Drilling Ltd as set out in Clause 7.1 hereof.
“Joint Asset Holding Company”	means the Company as defined in the Joint Asset Holding Agreement

A.	THE DEFERRAL PERIOD

2.	Completion of the Unit

2.1.	During the Deferral Period:-

2.1.1.	the Builder shall complete all the items set out in Sections A and B of Appendix 4 hereto;

2.1.2.	subject to the completion by the Builder of the items set out in Section A of Appendix 4 hereto, Technical Acceptance of the Unit by the Purchaser shall take place; and

2.1.3.	after Technical Acceptance of the Unit, the Builder shall, at its exclusive cost and risk and to the standards of a prudent major international shipyard:

(i)	maintain the Unit at the quayside of the Builder’s yard in Singapore and in a condition to be mutually agreed;

(ii)	maintain and preserve in operational order all machinery, equipment and spare parts relating to the Unit; and

(iii)
provide security for the Unit to ensure that no personnel other than (i) the personnel of the Builder or of its subcontractors who are working on the Unit, (ii) personnel working for the Purchaser, (iii) personnel from any third party interested in buying the Unit (who shall provide confidentiality undertakings in a form reasonably satisfactory to the Purchaser) or (iv) other personnel authorized by the Purchaser and the Builder, can board the Unit or inspect the Unit or any machinery and equipment relating to the Unit.

2.1.4
After Technical Acceptance of the Unit, the Purchaser shall, at its exclusive cost, supply a crew for the maintenance of the drilling and subsea equipment of the Unit, who shall be deemed to be Purchaser’s Personnel for the purposes of Clause 24 of the Contract.

3.	Title and Risk of Loss

3.1.
As further provided in the Contract, the Builder shall at all times prior to Delivery retain legal title to, and all risks of loss of, or damage to, the Unit, including for the avoidance of doubt the drilling and subsea equipment of the Unit, and be responsible for insuring her by extending its existing Builder’s All Risk Insurance and other insurances in respect thereof.

3

3A    Disputes arising out of Claims for Extensions of Time and Permissible Delay

The Parties agree to fully and finally settle any and all claims and counterclaims arising out of the claims for extensions of time and Permissible Delay and alleged delay and disruption to the Builder’s work and (i) the Purchaser shall, except as provided for below, waive all rights of termination arising under the Contract (whether accrued or not) and (ii) the Builder shall waive all rights to claim additional payment, whether by way of modifications or damages or otherwise, for alleged delay or disruption prior to the date of this Amendment and the relevant provisions of the Contract shall be deemed to be amended and shall be construed accordingly. The Parties accordingly agree that commencing from the Effective Date of this Amendment the Purchaser shall, except as provided for below, no longer be entitled to terminate the Contract and the Parties shall cooperate with each other in respect of the performance of the terms of this Amendment.

Notwithstanding the foregoing:

(i)	if:

a.
an order or an effective resolution is passed for the winding up of either Party (otherwise than for the purposes of a reconstruction or amalgamation previously approved by the Builder or the Purchaser, as the case may be, such approval not to be unreasonably withheld or delayed) or if a receiver is appointed over the whole or any substantial part of the undertaking or property of either Party or if such Party becomes insolvent or suspends payment generally of its debts or ceases to carry on its business or makes any special arrangement or composition with its creditors; or

b.	a Party is in breach of any of its obligations under Clause 7 of this Amendment;

the other Party shall be entitled to terminate the Contract and Clause 17.3 or 18.2, as the case may be, of the Contract shall apply.

(ii)	Clause 11.2 of the Contract shall continue to apply in the event of a total loss of the Unit.

4.	Marketing and Employment of the Unit

4.1.
During the Deferral Period, the Purchaser shall undertake worldwide marketing of the Unit for the purposes of seeking to obtain satisfactory drilling contract employment for the Unit within its specified capabilities.

4.2.	The Purchaser shall provide to the Builder on a monthly basis a report setting out the status of any such drilling contract opportunities.

4.3.
As further provided in Clause 6 hereof, if the Purchaser enters into a binding Qualifying Drilling Contract for the Unit, subject to Technical Acceptance having occurred, the Purchaser shall accept Delivery of the Unit from the Builder in accordance with Clause 6 below.

5.	Sale of the Unit

5.1.	*****

5.2.	*****

5.3.	The contract price under a Third Party Sale shall be paid as follows:

5.3.1.	that part of the contract price equal to the Builder’s Stacking Costs plus the Final Installment Interest Amount shall be paid by the Third Party Purchaser to the Builder;

5.3.2.
that part of the contract price equal to the sum of (i) the Purchaser’s Crewing Costs at the Builder’s shipyard, (ii) all costs and expenses of the Purchaser relating to the purchase and supply of Purchaser’s Supplies for the Unit which have not been returned to the Purchaser, (iii) all costs and expenses of the Purchaser relating to the preparation for operation of the Unit at the Builder’s shipyard, and (iv) interest on the First Instalment calculated at three percent (3%) above LIBOR from the date of payment of the First Instalment by the Purchaser to the date of payment of the sum referred to in paragraph

4

5.3.3.1 below (such interest shall be calculated on the basis of a three hundred and sixty (360) day year and compounded monthly) shall be paid by the Third Party Purchaser to the Purchaser; and

5.3.3.	the balance of the contract price after deduction of the sums referred to in Clauses 5.3.1 and 5.3.2 above shall be paid as follows:

5.3.3.1.
23% thereof shall be paid by the Third Party Purchaser to the Purchaser direct to an account nominated by the Purchaser. Such sum shall be paid as a condition of delivery of the Unit to the Third Party Purchaser;

5.3.3.2.    77% thereof shall be paid by the Third Party Purchaser to the Builder.

5.4.
The “Builder’s Stacking Costs” shall be the Builder’s reasonable and documented costs and expenses of stacking the Unit for the period commencing upon Technical Acceptance of the Unit and ending on the date of expiry of the Deferral Period.

5.5.
The “Final Installment Interest Amount” shall be calculated at three per cent (3%) above LIBOR on the amount of the Final Instalment, but excluding any adjustment for the Builder’s Stacking Costs. The interest period shall commence after Technical Acceptance of the Unit and end on the date of payment to the Builder of the contract price under the Third Party Sale. Such interest shall be calculated on the basis of a three hundred and sixty (360) day year and compounded monthly.

5.6.
The “Purchaser’s Crewing Costs” shall be the Purchaser’s reasonable and documented costs and expenses of maintaining the drilling and subsea equipment of the Unit for the period commencing upon Technical Acceptance of the Unit and ending on the date such crew leaves the Unit.

5.7.	*****

5.8.
Upon receipt by the Purchaser of the sums referred to in Clauses 5.3.2 and 5.3.3.1 above plus interest pursuant to Clause 5.7 above, if applicable, the Contract as amended by this Amendment shall automatically terminate and the Purchaser shall be under no further obligation as to payment under the Contract save as set out herein or arising herefrom.

6.	Delivery

6.1.
During the Deferral Period, the Purchaser shall have the option to accept Delivery of the Unit at any time, but shall not be obliged to accept Delivery of the Unit unless the Purchaser has secured a binding Qualifying Drilling Contract and Technical Acceptance of the Unit has occurred.

6.2.
If the Purchaser wishes to exercise its option to take Delivery of the Unit, or enters into a binding Qualifying Drilling Contract and Technical Acceptance of the Unit has occurred, the Purchaser shall give the Builder written notice of its wish to accept Delivery of the Unit (the “Delivery Notice”). *****

6.3.	*****

6.4.
Delivery of the Unit shall be effected in accordance with the Contract no later than 10 Banking Days after receipt by the Builder of the Purchaser’s Delivery Notice. Upon Delivery, the Unit shall comply in all respects with the provisions of the Contract and the Specification. For the avoidance of doubt, the Guarantee Period shall commence on Technical Acceptance in accordance with the provisions of Clause 16 of the Contract.

6.5	For the avoidance of doubt, the Final Instalment of the Contract Price, payable by the Purchaser upon acceptance of Delivery, shall not be increased by the Builder’s Stacking Costs.

B.	EXPIRY OF THE DEFERRAL PERIOD

7.	Expiry of the Deferral Period

7.1.	If the Deferral Period expires due to expiry of the 6 month period from the Effective Date of this Amendment, then upon such expiry:

5

7.1.4.	the Builder shall as soon as practicable transfer title to the Unit to the Joint Asset Holding Company, and having achieved Technical Acceptance for the Unit prior to the end of the Deferral Period;

7.1.5.	the Joint Asset Holding Agreement shall become automatically effective;

7.1.6.
as soon as practicable after transfer of title to the Unit to the Joint Asset Holding Company, the Purchaser shall execute a deed of assignment to assign the Contract as amended by this Amendment to the Joint Asset Holding Company and the Builder hereby confirms its consent to such assignment pursuant to Clause 22 of the Contract without imposing any conditions or terms; and

7.1.7.
the Guarantee Period under Clause 16 of the Contract shall commence upon Technical Acceptance and the Builder shall be bound by all obligations and liabilities under Clause 16 of the Contract. The Parties shall jointly discuss with the Builder’s vendors and subcontractors extending the warranties of the Builder’s vendors’ and subcontractors’ equipment for a period in excess of 12 months from Technical Acceptance. Any extension of such warranties shall be subject to the agreement of the Parties. The costs of extension of warranties of the Builder’s vendors and subcontractors for any period in excess of 12 months from Technical Acceptance shall be added to the Builder’s Stacking Costs.

7.2	*****

C.	GENERAL PROVISIONS

8.	Waiver of Claims for Liquidated Damages for Delay

8.1.	In consideration of the foregoing, the Purchaser agrees to waive its entitlement to liquidated damages for delay in Delivery pursuant to Clauses 15.1 and 15.2 of the Contract.

9.	Effective Date

9.1.	This Amendment shall become effective upon satisfaction of the following conditions precedent:-

9.1.1.    signature of this Amendment by the Parties;

9.1.2.	a written confirmation of Sembcorp Marine Ltd in the form set out in Appendix 2 to this Amendment (or such other form as the Purchaser may, in its absolute discretion, agree) and;

9.1.3.	a written confirmation of Seadrill Limited in the form set out in Appendix 3 to this Amendment (or such other form as the Builder may, in its absolute discretion, agree).

9.2.	The date on which such conditions precedent are satisfied is known herein as the “Effective Date of this Amendment”.

9.3.
Unless the Parties agree otherwise, if the Effective Date shall not have occurred on or before 2nd December 2015 this Amendment shall be null and void and of no legal effect. The Parties’ respective rights and obligations shall in such circumstances remain in all respects un-waived and unaffected by the provisions of this Amendment.

10.	Miscellaneous Provisions

10.1.
Except as provided herein, all provisions, terms and conditions of the Contract shall remain in full force and effect. In the event of any conflict between the Contract and this Amendment, this Amendment shall prevail.

10.2.	Each Party warrants and represents to the other with respect to itself that it has the full right, power and authority to execute, deliver and perform this Amendment.

10.3.
Each Party acknowledges that it has not entered into this Amendment in reliance wholly or partly on any representation or warranty made by or on behalf of the other Party (whether orally or in writing) other than as expressly set out in this Amendment.

6

10.4.	The law and arbitration provisions of the Contract shall equally apply to any claim, dispute or difference between the Parties arising out of or in connection with this Amendment.

IN WITNESS WHEREOF THIS AMENDMENT NO. 1 HAS BEEN ENTERED INTO BY THE PARTIES’ DULY AUTHORISED REPRESENTATIVES ON THE DATE FIRST BEFORE WRITTEN

Signed by /s/ Jon Olav Osthus Title Director for and on behalf of NORTH ATLANTIC RIGEL LTD	Jon Olav Osthus ............................................................

Signed by /s/ William Gu Title General Manager (Offshore) for and on behalf of JURONG SHIPYARD PTE LTD	William Gu ............................................................

7

APPENDIX 1

JOINT ASSET HOLDING AGREEMENT

1

JURONG SHIPYARD PTE. LTD.
and
NORTH ATLANTIC DRILLING LTD.

Joint Asset Holding Agreement
in respect of
a Moss Maritime CS60 semi-submersible drilling rig with hull number 11-1112 and project name “West Rigel”

Contents
1Definitions    4
2Formation of the Company    7
3Completion    7
4Financing for the Rig    8
5Funding Arrangements    8
6Rig Arrangements    9
7Sale of the Rig    10
8Purchase Obligation    10
9Accounting Arrangements    11
10Board and Shareholders' Meetings    11
11Dividend Policy    12
12Deadlock    13
13Default    13
14Termination    15
15Transfer of Shares    15
16Parties Duties to Each Other    16
17Confidentiality    16
18Waiver    17
19Costs    17
20Anti-Bribery and Anti-Corruption    17
21Representations and Warranties    18
22Assignment    18
23Third Party Rights    19
24Severability    19
25Entire Agreement    19
26Supremacy of Agreement    19
27Notices, etc    19
28No Partnership    20
29Variation and Counterparts    20
30Consequential Loss    20
31Effectiveness of this Agreement    20
32Governing Law and Jurisdiction    20
Schedule 1Reserved Matters    21

This Joint Asset Holding Agreement (the “Agreement”)
Dated 2nd December 2015
Between

(1)	Jurong Shipyard Pte. Ltd., a company incorporated in Singapore with its registered office at 29 Tanjong Kling Road, Singapore 628054 or its nominee (Jurong); and

(2)	North Atlantic Drilling Ltd., a company incorporated in Bermuda with its registered office at Par-la Ville Place, 14 Par-la Ville Road, Hamilton, Bermuda or its nominee (NADL),
(together, the Parties and each a Party).
Background

(A)	The Parties have agreed to jointly incorporate and own the Company on the basis of a 23/77 percentage shareholding split whereby the Company will be the owning company for the Rig.

(B)
The Parties are desirous of pooling their respective expertise and certain of their resources together for the purpose of operating and trading the Rig. The purpose of this Agreement is therefore to set out the terms and conditions on and subject to which the activities and operations of Company shall be operated as a joint venture and the manner in which the affairs of the Company are to be regulated.

It is agreed as follows:

1	Definitions

1.1	In this Agreement, including the schedules and the recitals:
A Director means a director or directors appointed by Jurong;
Amendment No. 1 means the amendment no. 1 dated 1st December 2015 between the Builder and the Purchaser relating to the Construction Contract;
Approved Brokers means Pareto Offshore AS and Fearnley Offshore AS, each Party to obtain a valuation from one of the said brokers, and if their valuations of the Rig differ by more than five per cent (5%), a valuation will also be sought from Clarksons Offshore;
Approved Finance means any financing or refinancing of the Rig approved by the Parties in accordance with this Agreement that may be in place from time to time;
Approved Finance Documents means the documents executed or to be executed pursuant to the Approved Finance;
Approved Manager means Seadrill Management Ltd., a wholly owned subsidiary of Seadrill Limited;
Approved Management Agreement shall have the meaning given to it in Clause 6.1;
B Director means a director or directors appointed by NADL;
Bankable Drilling Contract shall have the meaning given to it in Clause 8.2;
Bareboat Charter means any charter or contract of employment for the Rig between the Company and the Approved Manager (or any affiliate of the Approved Manager) entered into in accordance with Clause 6.1(c);
Board means the board of directors of the Company as the context may require;
Builder means Jurong Shipyard Pte. Ltd. in its capacity as Builder under the Construction Contract;
Business Day means a day (other than a Saturday or Sunday) on which banks are open for business in London, New York and Singapore;
Capital Percentages means the proportion of the issued Shares owned by a Party as a proportion of the total issued share capital of the Company;

Company means the company established in accordance with Clause 2 as the Company and which is to be operated in accordance with the terms of this Agreement;
Completion means completion of the matters set out in Clause 3.1 and date of Completion shall be the date on which all of the matters set out in Clause 3.1 have been completed;
Communication shall have the meaning given to it in Clause 27;
Consensual Resolution Period shall have the meaning given to it in Clause 12.3;
Constitutional Documents means the constitutional documents of the Company to be in a form consistent with the laws of its jurisdiction of incorporation;
Construction Contract means the contract dated 2 April 2012 between the Builder and the Purchaser for the design, procurement, construction, equipment, commissioning and delivery of the Rig;
Crew Costs means the Purchaser’s and/or NADL’s and/or Seadrill Group’s reasonable and documented costs of keeping a crew to maintain the drilling and subsea equipment of the Rig at the shipyard of Jurong commencing upon Technical Acceptance of the Rig and ending on the date such crew leaves the Rig;
Deadlock Notice shall have the meaning given to it in Clause 12.2;
Directors means, together, the A Directors and the B Directors;
Exit Amount shall have the meaning given to it in Clause 13.2;
Lender means, in relation to any Approved Finance, the lender or lenders providing such Approved Finance;
LIBOR means USD 3 month LIBOR;
Market Value means, in respect of the Rig, its market value as determined by the average of the valuations received from the Approved Brokers;
Purchaser means North Atlantic Rigel Ltd.;
Purchaser’s Supply shall have the meaning given to it in the Construction Contract;
Purchaser’s Supply Costs means all costs and expenses of the Purchaser and/or NADL and/or Seadrill Group relating to the purchase and supply of Purchaser’s Supplies for the Rig which have not been returned to the Purchaser by Jurong at the date of transfer of title of the Rig to the Company;
Reserved Matters means those matters listed in Schedule 1 hereto;
Rig means the Moss Maritime CS60 semi-submersible drilling rig with Jurong’s hull number 11-1112 and project name “West Rigel”;
Seadrill Group means any company or companies with the same ultimate beneficial ownership as Seadrill Limited;
Shares means the A Shares and the B Shares as further defined in Clause 2.4;
Shares Certificates means the certificates relating to the Shares;
Shareholder Contributions means any financial contribution made or to be made by the Parties to or on behalf of the Company, including Shareholders Loans;
Shareholder Loan means a loan granted by a Party or the Parties with the Company;
Stacking Costs means the reasonable and documented costs and expenses of Jurong in keeping the Rig at the shipyard of Jurong commencing from Technical Acceptance of the Rig, and any costs paid to vendors or subcontractor for the extension of Guarantee Period for any period in excess of 12 months from Technical Acceptance;
Technical Acceptance shall have the meaning given to it in the Construction Contract as amended by Amendment No. 1;
Termination Notice shall have the meaning given to it in Clause 14.1;

Transaction Documents means the Approved Finance Documents and any other documents to be executed pursuant hereto or otherwise in connection with the Rig including, without limitation, any Approved Management Agreement in respect of the Rig and any Bareboat Charter;

1.1	Clause headings are inserted for convenience of reference only and should be ignored in the interpretation of this Agreement.

1.2	References in this Agreement to Clauses and Schedules are to clauses of and schedules to this Agreement.

1.3	References to this Agreement are references to this Agreement (including the Schedule(s) to it) as the same may further be amended, supplemented or varied at any time.

1.4
Words importing the singular include the plural and vice versa, words importing gender or the neuter include both genders and the neuter and references to persons include bodies corporate or unincorporated.

1.2
References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provision of which they are re-enactments (whether with or without modification) and any subordinate legislation made under such provisions.

1.3
Writing or written includes faxes and email (save for any notice to be given under or in connection with this Agreement in accordance with Clause 27 and any variation of this Agreement made in accordance with Clause 29), and any reference to a document is a reference to the document whether in paper or (save as aforesaid) electronic form.

2	Formation of the Company

2.1
It is acknowledged that, prior to Completion, the Parties shall procure the formation of the Company in accordance with the laws of Bermuda in a manner and structured to be as tax-efficient as possible and subject to this Agreement.

2.2	Subject to the terms of this Agreement, the Company shall bear all the costs related to its formation and registration.

2.3
The Company's Constitutional Documents shall be in a standard form for companies incorporated in Bermuda provided always that such Constitutional Documents enable the Company to carry out business in the manner contemplated by this Agreement (including, without limitation, the business objectives set out in Clause 2.6 below).

2.4	The issued capital of the Company shall consist of a number of shares to be determined (the Shares), which on the date of Completion shall be owned as follows:

(a)	77% of the Shares shall be issued and delivered to Jurong under Share Certificate No. 1; and

(b)	23% of the Shares shall be issued and delivered to NADL under Share Certificate No. 2;
The Shares under Share Certificate No. 1 shall constitute the A Shares and the Shares under Share Certificate No. 2 shall constitute the B Shares.

2.5	The A Shares and the B Shares shall rank pari passu in all respects.

2.6	The objectives and business of the Company shall be as follows:

(a)	the ownership of the Rig;

(b)	exploration of opportunities for the sale of the Rig to a third party; and

(c)	co-operation with NADL for the provision of offshore drilling services by the Rig through the Approved Manager.

3	Completion

3.1	The Parties agree that the following matters shall take place on or prior to the date of Completion:

(a)	the Shares shall be issued to the Parties in accordance with Clause 2.4;

(b)	the Parties shall convene a meeting of the Board to be held as necessary to:

(i)
appoint three (3) persons nominated by Jurong as A Directors and one (1) person nominated by NADL as a B Director thereof (to the extent such appointments were not made upon the incorporation of the Company); and

(ii)	appoint the officers of the Company.

3.2
The Parties agree that, as soon as practicable following Completion, all arrangements necessary for the Company to take title to the Rig in accordance with Amendment No. 1 and for the capital contributions in accordance with Clause 5.3 shall be implemented.

3.3	Each Party agrees with the other Party that it shall take such steps as lie within its power to procure and ensure that the Company performs its obligations under the Transaction Documents.

4	Financing for the Rig

4.1
If, at any time, the Parties agree to procure, on behalf of the Company, Approved Finance for the Rig with a reputable international bank or banks on the best possible terms available at the time and for a transaction of this type in the most optimum manner with the maximum debt-equity ratio, the Parties shall inter alia have regard to:

(a)	the interest rate being offered;

(b)	the fees and other costs which would apply;

(c)	the repayment terms;

(d)	the amount of such bank finance and the equity requirements from the Parties in respect of the financing of the Rig;

(e)	the security on standard terms, namely, a first priority mortgage over the Rig and collateral deed of covenants (if applicable) and an assignment of the Rig’s earnings and insurances;

(f)	the need for the terms of the Approved Finance to accommodate the objectives set out in this Agreement; and

(g)	the applicable market conditions for financing of vessels similar to the Rig at the time.

4.2	Neither Party is obliged to provide any guarantee to secure the obligations of the Company in relation to Approved Finance.

5	Funding Arrangements

5.1	The Board shall from time to time meet and agree the general financing requirements of the Company and shall agree to put into effect appropriate arrangements.

5.2
If the Board of the Company unanimously resolves that the Parties should provide additional funds to the Company, each Party shall pay with the same value date to the Company its Capital Percentage of the agreed Shareholder Contribution within thirty (30) days. .

5.3	The Parties agree that, on or following Completion:

5.3.2	Jurong shall transfer title to the Rig to the Company for a contract price payable as follows:

(a)	USD 460,246,638.41 due to Jurong; and

(b)	USD 137,529,623.00 due to NADL;

5.3.3	NADL shall transfer title to the Purchaser’s Supply (to the extent not returned to the Purchaser) to the Company for payment to the Purchaser of an amount equal to the Purchaser’s Supply Costs;

5.3.4	the Company shall reimburse Jurong for the Builder’s Stacking Costs from the date of the Technical Acceptance to the date of Completion; and

5.3.5	the Company shall pay NADL for the Crew Costs from the date of the Technical Acceptance to the date of Completion, and all the above amounts shall be contributed to or left outstanding and treated as Shareholder Loans which shall carry interest at 3% above LIBOR from the date of Completion.

5.4	On Completion, the Purchaser and the Company shall enter into a deed of assignment in respect of the Construction Contract.

5.5
Each Shareholder Contribution will be treated as a shareholder loan and shall be on such terms (including, without limitation, as to interest and repayment) as the Parties may agree in writing and not as subscription monies for further Shares. The decision to make a Shareholder Contribution (other than any which the Parties are required to make under Clauses 5.3 and 6.1(e)) its terms and any amendment of those terms shall constitute a Reserved Matter.

5.6
Any further Shareholder Contribution made by a Party to the Company shall be evidenced in writing in a Shareholder Loan that shall be executed by the Party making the Shareholder Contribution and the Company in a form to be mutually agreed.

5.7
The Parties will procure that upon receipt of a Shareholder Contribution the Company will credit its shareholders' loan account with an amount equal to the amount of such Shareholder Contribution so paid.

6	Rig Arrangements

6.1	In respect of arrangements for the operation and trading of the Rig, the Parties agree as follows:

(a)
the Approved Manager shall be appointed as manager of the Rig in accordance with the terms of a management agreement in a form agreed by the Parties based on established market practice involving any major international drilling contractor (the Approved Management Agreement);

(b)	the Parties, through the Approved Manager, shall explore employment opportunities for the Rig with third party clients on commercially reasonable terms;

(c)
unless otherwise agreed by the Parties, the Rig shall be bareboat chartered by the Company to the Approved Manager or an affiliated company of the Approved Manager on the basis of the standard BIMCO Barecon terms for the duration of any employment contract with a third party (in which the Approved Manager or its affiliated company shall be the principal) at a fixed rate of hire, or as otherwise mutually agreed. The Approved Manager shall ensure that payment of the hire is paid to the Company on time;

(d)	at any time when the Rig is not employed under a Bareboat Charter, it shall be stacked at a shipyard and operated by Jurong;

(e)	all costs of keeping the Rig in an operable condition and stacking costs shall unless otherwise mutually agreed between the Parties, be funded by the Parties as Shareholder Loans.

6.2	The net proceeds from any Bareboat Charter shall (subject to maintaining a prudent reserve, if necessary) be applied in the order described in Clause 7.2.

6.3	*****

6.3.1	*****

6.3.2	*****

6.3.3	*****

6.4	*****

7	Sale of the Rig

7.1	*****

7.1.6	*****

7.1.7	*****

7.2	Any proceeds of sale of the Rig (after deducting the costs of sale) shall be applied as follows subject to the terms of any Approved Finance:

7.2.4	First, all Shareholder Contributions in respect of Stacking Costs, Crew Costs and Purchaser’s Supply Costs shall be repaid on a pro rata basis;

7.2.5	Second, the interests payable on the Shareholders Loans;

7.2.6
Third, the proceeds shall be divided between Jurong and NADL in the Capital Percentages. Each Party’s entitlement shall be applied to repaying its remaining Shareholder Contributions, and any balance due to a Party after such repayment shall be distributed to it as dividend, to the fullest extent possible.

7.3
After completion of the sale and distribution of proceeds under Clause 7.2, the Parties shall procure the winding up of the Company. Any costs of the winding up shall be borne by the Parties according to the Capital Percentages.

7.4
Notwithstanding any other provision of this Agreement, it is agreed that neither the Rig nor a Party’s Shares may be sold to a third party where such sale or that third party’s intended use or employment of the Rig would be in breach of any sanctions or laws applicable to or binding on either Party or the corporate group to which a Party belongs.

8	Purchase Obligation

8.1
If and when a Bankable Drilling Contract is awarded for the Rig, NADL shall have the obligation to purchase the Shares owned by Jurong at a value equal to the Shareholder Contributions then outstanding from the Company to Jurong with interest at 3% above LIBOR, or such other price as Parties may agree.

8.2
For the purposes of this Clause, Bankable Drilling Contract shall mean a drilling contract for the Rig with a third party employer acceptable to NADL in its absolute discretion and with an operating rate and contract duration acceptable to NADL in its absolute discretion.

9	Accounting Arrangements

9.1	Accounting:
The Parties shall cause or procure the Company to prepare:

(a)	management accounts on a quarterly and annual basis; and

(b)	audited accounts on an annual basis, each in accordance with US GAAP.

9.2	The Parties may inspect the books and records of the Company and the Approved Manager at any time during regular working hours and upon reasonable prior notice.

10	Board and Shareholders' Meetings

10.1	The Board shall have responsibility for the supervision and management of the Company.

10.2
The Board shall consist of no less than four (4) directors and shall be made up of three (3) A Directors and one (1) B Director. In any case where there is a requirement for the Board to appoint a Chairman (or similar officer), the post of Chairman (or similar officer) shall be held by an A Director, but such appointment shall not carry any additional voting rights whatsoever.

10.3
A Party may remove a director appointed by it and appoint a new director in his or her place by notice in writing to the Company and the other Party. Each Party (in its capacity as a shareholder) unconditionally and irrevocably appoints the other Party its proxy to vote its shares in the Company for the appointment or removal of any director or officer of the Company appointed by the other Party. The Party removing the Director shall indemnify the Company against any claim arising in connection with that Director's removal from office.

10.4
Except by specific written authority of the Board or where a Transaction Document expressly permits, no Director, acting singly, shall have any power or authority to represent the Company in any capacity whatsoever, other than to vote for the officers of the Company.

10.5
Meetings of the Board shall (unless the Parties otherwise agree) take place in a mutually agreed location and in accordance with this Agreement and in the manner prescribed by the Constitutional Documents thereof at such time or times as may be required, but in any event not less frequently than four times in each calendar year. Any Director may call a meeting of the Board. Items for inclusion on the agenda of the meeting can be proposed by any Director at all times at least two (2) working days prior to such meeting.

10.6	A meeting of the Board can take place either by the physical presence of the Directors or, to the extent permitted by law, by way of telephone conference call or video conference call.

10.7
The quorum for the transaction of business at any meeting of the Directors of the Company shall be one (1) A Director and one (1) B Director. However, if a quorum is not present within two hours after the appointed time for a meeting, the meeting shall be adjourned to a date falling one day after the appointed time for the meeting, and in the adjourned meeting, any two Directors of the Company shall form a quorum.

10.8
The quorum requirements for a meeting of Directors shall be considered satisfied if satisfied at the time the meeting proceeds to business, regardless of whether or not a Director subsequently absents him or herself, provided that at least two Directors remain present.

10.9
Each Party acknowledges that any Director of the Company may by giving written notification to the Company nominate his co-Director (or any such other person appointed by one Party, who shall be approved in writing by the other Party, such approval not to be unreasonably withheld or delayed) to be his alternate Director in case of unavailability for a meeting of the Board.

10.10
The quorum for the transaction of business at any meeting of the shareholders of the Company shall be one (1) representative of the holder of the A Shares and one (1) representative of the holder of the B Shares. However, if a quorum is not present within two hours after the appointed time for a meeting, the meeting shall be adjourned to a date falling one day after the appointed time for the meeting, and in the adjourned meeting, any one shareholder of the Company shall form a quorum.

10.11
The quorum requirements for a meeting of shareholders shall be considered satisfied if satisfied at the time the meeting proceeds to business, regardless of whether or not a shareholder subsequently absents him- or herself, provided that at least one shareholder remains present.

10.12	The agenda of the shareholders' meeting may be proposed by any shareholder at any time but always at least seven (7) days prior to the proposed meeting.

10.13	The chairman of any meeting of the Board or of any meeting of the shareholders of the Company shall not have a casting vote, if there is equality of votes on any matter.

10.14	All votes on any meeting of the shareholders shall be taken on the basis of one vote for each Share held by each shareholder (and not on a show of hands).

10.15
To the extent permitted by law, the Board may adopt a resolution without holding a meeting if all the Directors approve the resolution by placing their signatures on the original copy of the resolution (or, if not practical, a certified copy thereof). The duly signed resolution shall be delivered to the Chairman and placed in the minute book of the Company kept at the registered office thereof or at such other place as the Directors may from time to time unanimously decide.

10.16
Unless and to the extent that responsibility for specific matters affecting the Rig, the Approved Finance and/or the Company have been expressly delegated to a particular Director, Directors or a Board committee, decisions shall be taken or resolutions passed by the Board and/or (as may be required) the shareholders of the Company shall be decided by a simple majority of votes cast. It is agreed that Reserved Matters shall be decided by the Parties (in their capacity as shareholders) on the basis of unanimity.

11	Dividend Policy

11.1	The Parties, in their capacity as shareholders in the Company, shall from time to time agree the dividend policy in relation to the Company.

11.2
The Parties agree that, in principle, the maximum amount possible of available cash shall be payable to them by way of dividend by the Company each year having regard to retention in the Company of reasonable amounts of working capital, reserves and/or requirements related to any Approved Finance or in accordance with prudent business practice and any applicable law.

12	Deadlock

12.1
There is a deadlock if a resolution is proposed at a properly convened meeting of the shareholders of the Company or the Board and where the Directors or shareholders of the Company are unable to reach a unanimous decision on any Reserved Matter on which a vote is taken, provided that this does not include item (g) of the Reserved Matters set out in Schedule 1.

12.2
Either Party may, within five (5) days of a deadlock arising in accordance with Clause 12.1 above (the first day being the day after the relevant meeting), serve notice on the other Party (a Deadlock Notice):

(a)	stating that in its opinion a deadlock has occurred; and

(b)	identifying the matter giving rise to the deadlock.

12.3
The Parties undertake that, after service of a Deadlock Notice in accordance with Clause 12.2, they shall use all reasonable endeavours in good faith to resolve the dispute within ten (10) days of the date of receipt of the Deadlock Notice (the Consensual Resolution Period), including the prompt submission of the relevant dispute to the chief executive or managing director of each of the Parties for their resolution within the Consensual Resolution Period.

12.4
If such a deadlock is not resolved within the Consensual Resolution Period, then either Party may issue a notice offering to buy the other Party’s Shares for the Exit Amount determined in accordance with Clause 13.2. The receiving Party shall revert within fourteen (14) days failing which it shall be deemed that the receiving Party agrees to sell its Shares to the offering Party. The receiving Party may reject the offer from the offering Party but, in such circumstances, shall be required to buy the offering Party’s Shares for the Exit Amount determined in respect of such Shares in accordance with Clause 13.2 and otherwise on the same terms offered by the offering Party and the offering Party shall sell its Shares to the receiving Party on such terms.

13	Default

13.1	If a Party (the affected Party):

(c)	commits any repudiatory breach of this Agreement which is not capable of being remedied;

(d)
commits any repudiatory breach under the Agreement and fails to take appropriate steps to remedy such breach (if capable of remedy) within thirty (30) days after being given notice to do so by the other Party;

(e)	goes into liquidation, whether compulsory or voluntary (except for the purposes of a bona fide reconstruction or amalgamation);

(f)	has an administrator or receiver and manager appointed over any part of the assets or undertaking of that shareholder; or

(g)
becomes insolvent or is unable to pay its debts or admits in writing its inability to pay its debts as they fall due or enters into any composition or arrangement with its creditors or makes a general assignment for the benefit of its creditors, the other Party shall have the option (but not the obligation) by notice in writing to the affected Party (a Default Notice) to purchase the Shares of the affected Party on the terms and in accordance with the provisions set out in Clause 13.2 below at a price which is the Exit Amount in respect of such Shares as determined thereunder.

13.2	In the circumstances contemplated in Clauses 12.4 or 13.1 above, the following provisions shall apply:

(a)	the transfer of Shares shall be effected in accordance with the provisions of Clause 15;

(b)
simultaneous with completion of the transfer of the Shares in accordance with Clause 12.4 or Clause 13.1, the transferor of the Shares shall be entitled to receive an amount (paid in accordance with this Clause 13) calculated in accordance with the following formula (the Exit Amount):

(A-B) x C
(D)
For the purposes of the above formula:
A    means an amount equal to the aggregate of the Market Value of the Rig, positive cash on the Company’s accounts and the book value of any other assets of the Company.
B    means an amount equal to the Company’s liabilities including, for the avoidance of doubt, the amount that is outstanding in respect of any Approved Finance which is attributable to or assigned to the Company and mark-to-market adjustments related to financial instruments associated with any Approved Finance but excluding aggregate amounts outstanding to the Parties by the Company in respect of Shareholder Contributions.
C    means the total Shareholder Contributions made by the transferor outstanding at the date of the transfer of the Shares pursuant to this Clause 13.
D    means the total Shareholder Contributions made by both Parties outstanding at the date of the transfer of the shares pursuant to this Clause 13.
The transferee will pay the Exit Amount (being the greater of a positive amount calculated in accordance with the formula or US$1) to the transferor simultaneous with the completion of the actions set out in (i) and (ii) below of this paragraph. Prior to payment of the Exit Amount, the transferor shall be obliged to (i) transfer its Shares to the transferee, and (ii) assign its rights under the Shareholder Contributions made by the transferor to the transferee in a form reasonably required by the transferee, following which all debt (whether in form of cash or loan) of the Company to the transferor shall be immediately extinguished and the Company shall thereafter owe 100% of such debt to the transferee. The transferee shall procure that this is properly recorded in the Company's books and accounts.
Upon completion of the transfer of Shares, the transferor shall be deemed to have irrevocably waived all claims against the Company.

(c)
Notwithstanding the aforementioned provisions of this Clause 13.2, the Parties agree to act in good faith and in a timely manner to ensure that all necessary steps are taken and consents obtained with regard to arrangements in place in respect of any Approved Finance and any Shareholder Contributions (in the form of Shareholder Loans) to be restructured or refinanced (as appropriate) such that the Party holding all the Shares in the Company (as a result of the circumstances set out in Clause 12.4 or this Clause 13.2) becomes solely responsible for any Approved Finance and/or the Shareholder Contributions with effect from the date when the transfer of all the applicable Shares in the Company is completed.

13.3
None of the foregoing provisions of this Clause 13 shall be construed, or operate as a waiver of the rights of a Party to claim compensation for any loss suffered or incurred by that Party as a consequence of a breach of this Agreement by the other Party and whether that loss is suffered or incurred before or after such a termination.

13.4
Without prejudice to the rights and obligations expressed in this Clause 13 (which shall survive termination), this Agreement shall be terminated immediately upon the occurrence of payment of the Exit Amount and the transfer of the affected Party's Shares in accordance with Clause 15 following the exercise by the non-defaulting

Party of the option in accordance with Clause 13.1 or the purchase of a Party’s Shares in accordance with Clause 12.4.

14	Termination

14.1
If either Party wishes to terminate this Agreement (and such Party is not, at such time, in default of its obligations under this Agreement (whether or not a Default Notice has been issued by the other Party in accordance with the provisions of Clause 13.1 in which situation the provisions of Clause 13.2 shall apply)), then that Party may serve a termination notice (a Termination Notice) on the other Party setting out the bona fide terms on which it is proposing to sell its Shares and identifying the buyer. In the case of a sale by NADL, the intended buyer (or its affiliate or third party representative advised to Jurong) must also have the capacity to take over the duties of the Approved Manager with no less competence than the Approved Manager.

14.2
Within ten (10) days after a Termination Notice is served, the Party receiving the Termination Notice shall notify the other Party whether it wishes to acquire the Shares on the terms set out in the Termination Notice. Failure to so notify the Party who has served the Termination Notice shall be deemed to be non-acceptance of the offer to acquire the Shares on the terms set out in the Termination Notice and shall entitle the Party serving the Termination Notice to sell its Shares on the terms set out in the Termination Notice and to the party identified in such notice but not on any other terms and subject always to Clause 7.4 and the buyer of the Shares entering into a deed of adherence in respect of this Agreement.

15	Transfer of Shares

15.1
Save as expressly provided in this Agreement no Party shall transfer, grant any security interest over, or otherwise dispose of or give any person any rights in or over, any share or interest in any share in the Company unless it is agreed in writing by the other Party.

15.2	Subject to Clause 15.1, a Party transferring its Shares shall:

(a)	transfer such shares with full title guarantee and free from all encumbrances, save for any encumbrances under any Approved Finance;

(b)	execute such stock transfer forms and any other documents which may be necessary to effect the transfer of all legal and beneficial title in such shares to the transferee;

(c)	promptly deliver to the transferee any and all Share Certificates in respect of the transferred shares; and

(d)	procure the resignation of any Directors appointed by the transferor party.

15.3
Where a Party transfers its Shares to the other Party whether under this Agreement or otherwise, the transferee agrees to indemnify the transferor against any proven loss or damage suffered or incurred by the transferor and arising from events or circumstances following the transfer of the Party’s Shares in accordance with this Agreement in relation to the operation of the Company and/or in connection with the Approved Finance during the period from the transfer of the Party's Shares until the Party is released from its obligations under the Approved Finance.

16	Parties Duties to Each Other

16.1
The Parties undertake with each other to exercise their rights as shareholders in a manner consistent with this Agreement and so as to ensure that the Company fully and promptly observes, performs and complies with this Agreement and the transactions contemplated herein.

17	Confidentiality

17.1	Each Party will (and will procure that any director appointed by it hereunder, any employee, adviser, agent or representative will) keep confidential and will not disclose to any person:

17.1.1
the details of this Agreement, the details of the negotiations leading to this Agreement, and the information handed over to such Party during the course of negotiations, as well as the details of all the transactions or agreements contemplated in this Agreement; and

17.1.2	any confidential information relating to the business or the operations and affairs of the Parties and the Company.

17.2	The obligation of confidentiality placed on the Parties in terms of this Clause 17 shall cease to apply in respect of any information which:

17.2.1	is or becomes generally available to the public other than by the negligence or default of any Party or by the breach of this Agreement;

17.2.2	has lawfully become known by or come into the possession of any Party on a non confidential basis from a source other than any other Party, having the legal right to disclose same;

17.2.3
is disclosed pursuant to a requirement or request from any applicable regulatory authority, recognised stock exchange, or by operation of law, regulation or court order, to the extent of compliance with such requirement or request only and not for any other purpose and provided that the disclosing Party informs the other Party of the nature of the disclosure prior to such disclosure being made.

17.3
Before any public announcement or statement is made by any Party in relation to the Company, the Party issuing such public announcement or statement shall use its best endeavours to (a) provide the other Party, with a written draft of the proposed announcement or statement at least three (3) Business Days before the proposed time of the announcement, and (b) agree the wording and timing of such announcement or statement with the other Party.

17.4
No Party shall be entitled to use by name, or make reference to, the participation of any other Party hereto in the capital of the Company or ownership of the Company, without the prior written consent of such other Party, such consent not to be unreasonably withheld or delayed.

17.5
Notwithstanding the terms of this Clause 17, the Parties may disclose any information which they would otherwise be prohibited from doing so, to their direct and indirect shareholders or investors and the directors, employees, agents, professional advisers or consultants of any such direct or indirect shareholders or investors, to any bona fide prospective shareholders or investors or their professional advisers or consultants, and to any bona fide third party prospective purchasers of the shares held by them, provided that any such Party procures that any such recipient is bound to substantially the same obligations of confidentiality contained therein.

17.6	The provisions of this Clause 17 shall continue in force notwithstanding the termination of this Agreement for any reason.

18	Waiver
No exercise or failure to exercise or delay in exercising any right, power or remedy vested in any Party under or pursuant to this Agreement shall constitute a waiver by that Party of that or any other right, power or remedy.

19	Costs
Each Party shall bear its own costs of or in connection with the preparation, execution and implementation of this Agreement and the Transaction Documents.

20	Anti-Bribery and Anti-Corruption

20.1
The Parties shall each do all that is necessary and within their respective power and control to ensure that the Company will not at any time offer, promise, give or receive any improper financial payment and/or other improper advantage to or from any person, customer or supplier (whether a public official or otherwise) with the intention of influencing them and obtaining or retaining an advantage in the conduct of the business of the Company.

20.2	In order to promote the achievement of the objectives set out in clause 20.1, the Company shall:

20.2.1
adopt, apply and monitor an appropriate anti-bribery and anti-corruption policy (the "Policy”), that takes into account all laws applicable to the Company and the Parties and includes adequate procedures designed to prevent the behaviours referred to in this Clause 20;

20.2.2	maintain an appropriate process for employees to report, anonymously if desired, instances of bribery, corruption or fraudulent practices;

20.2.3	ensure that its employees are aware of and understand the Policy and the processes; and

20.2.4	ensure that reports are regularly presented to the Parties on the application and monitoring of the Policy and any reported incident.

21	Representations and Warranties

21.1
On the date of this Agreement and (to the extent applicable) thereafter on each day on which this Agreement remains in full force and effect, each Party represents and warrants to the other Party that:

(a)
it is a company duly organised, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has perpetual corporate existence and the capacity to sue or be sued in its own name, and has the power to own the property and assets that it presently owns and to continue to conduct the business it presently conducts;

(b)
it has power to enter into and perform this Agreement and has taken all necessary corporate and other action required to authorise the execution and delivery of this Agreement and its performance according to its terms;

(c)	the execution and delivery of this Agreement and its performance according to its terms do not and will not:-

(i)	contravene the constitutional documents of that Party;

(ii)	violate any law to which that Party is subject;

(iii)	result in a breach of, or default under, any agreement, instrument or arrangement to which that Party is a party or which is binding upon that Party or any of its assets.

22	Assignment
Neither of the Parties may without the prior written consent of the other (or except as herein expressly provided) assign or transfer any of its rights or obligations under this Agreement provided that either Party may transfer all of its Shares to a company within its own group (i.e. within the same beneficial ownership) provided that:

(a)
The transferor and transferee must remain within the same group (and the transferee will undertake to retransfer the shares to the transferor and the transferor will undertake to accept such retransfer) at the instruction of the remaining Party, if such group relationship ceases to be maintained;

(b)	the transferee and the transfer of the Shares would not result in a breach of the obligations of the transferor Party;

(c)	no business conflict would be created for the Company or the remaining Party as a result of the transfer of Shares; and

(d)
the transferee shall assume all rights and obligations under this Agreement, all Shareholder Loans advanced by the transferor and all other agreements, including, but not limited to, the execution of a deed of adherence in respect of this Agreement.

23	Third Party Rights
A person or entity which is not a party to this Agreement may not enforce or otherwise have the benefit of any provision of this Agreement under the Contract (Rights of Third Parties) Act 1999.

24	Severability
If any provision of this Agreement is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of this Agreement.

25	Entire Agreement
This     Agreement (together with all agreements and documents executed contemporaneously with it or referred to in it) constitutes a restatement of the entire agreement between the Parties in relation to its subject matter, and supersedes all prior agreements and understandings, whether oral or written, with respect to such subject matter.

26	Supremacy of Agreement
In case of any inconsistency or conflict between any provision of this Agreement and any provision of the Constitutional Documents, the provisions of this Agreement shall prevail.

27	Notices, etc

27.1
Any notice or other communication hereunder (a “Communication”) shall be in the English language and be sent by letter or facsimile transmission addressed as follows (or as the intended recipient shall have notified the sender in accordance with this Clause 27):

(a)	if to Jurong:
Address:    29 Tanjong Kling Road, Singapore 628054
Tel:         + 65 6262 7007
Fax:        + 65 6262 7243
Email:     william.gu@sembmarine.com
Attn:     William Gu

(b)	if to NADL:

Address:	c/o Seadrill Management Ltd., 2nd Floor, Building 11, Chiswick Business Park, 566 Chiswick High Road, London W4 5YS, United Kingdom
Tel:         + 44 20 8811 4773
Fax:         + 44 20 8811 4701
Email:     jon.olav.osthus@seadrill.com
Attn:     Jon Olav Østhus

Any Communication shall be deemed to have been delivered seven (7) days after having been sent by post, prepared and addressed as required by Clause 27.1 in the case of a facsimile transmission, delivery shall be deemed to have occurred at the time of completion of transmission thereof (as evidenced by error free transmission or answer-back slip), provided that it is received within normal working hours in the country of the addressee, if not, it shall be deemed received on the next following business day in such country.

28	No Partnership
Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties hereto and neither of them shall have any authority to bind the other in any way.

29	Variation and Counterparts
No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of both Parties.
This Agreement may be executed in any number of counterparts, each of which shall be an original, and such counterparts shall together constitute one and the same agreement.

30	Consequential Loss

30.1	Neither Party shall in any circumstances be liable to the other Party for:

(a)
loss of and/or deferral of business, loss of profit, loss of revenue, profit or anticipated profit, loss of contract, goodwill or reputation, in each case whether direct or indirect and whether or not foreseeable at the date of this Agreement;

(b)	any consequential loss or indirect loss under English law,
howsoever that liability arises, including, without limitation, a liability arising by breach of contract (including as a result of negligence), arising by tort (including, without limitation, the tort of negligence) or arising by breach of statutory duty.

31	Effectiveness of this Agreement

31.1	Notwithstanding the signature of this Agreement by the Parties, this Agreement shall come into force in accordance with the provisions of clause 7.1.2 of Amendment No. 1.

32	Governing Law and Jurisdiction

32.1	This Agreement shall be governed by and construed in accordance with the laws of England.

32.2
Any disputes arising out of or in connection with this Agreement including any question regarding its existence, validity or termination shall be referred to and finally resolved by arbitration in Singapore administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Clause. The number of arbitrators shall be three (3), one to be appointed by each Party and the third arbitrator to be appointed by the chairman of SIAC.

Schedule 1	Reserved Matters
Matters requiring Unanimous Resolutions of the Parties (in addition to laws of the relevant jurisdiction) whether reflected at Board or Shareholder levels

(a)	Any decision relating to any borrowing or raising of money not included in the annual budget.

(b)	The giving by the Company of any guarantee, security or similar assurance against loss.

(c)	The amalgamation, reconstruction or voluntary liquidation of the Company and potential subsidiaries of the Company.

(d)	Any proposal to appoint a receiver or similar officer for the Company or over substantially all the assets of the Company.

(e)	Any proposal for the listing of any shares in the Company on any stock exchange.

(f)	To approve the annual budget of the Company.

(g)	The entry into any Bareboat Charter other than a Bankable Drilling Contract.

(h)	*****

(i)	The decision to make a Shareholder Contribution, its terms and any amendment of those terms (other than any which the Parties are required to make under Clauses 5.3 and 6.1(e)).

Execution page
IN WITNESS whereof the Parties have duly executed this Agreement as a deed as of the day and year first above written.
Signed and delivered as a Deed by    )

JURONG SHIPYARD PTE. LTD.        )

acting by:                )
_________________________________________
Date:
In the presence of:
Witness signature:                _________________________________________
Witness name:                    _________________________________________
Witness address:                _________________________________________
_________________________________________
_________________________________________
_________________________________________
Witness occupation:                 _________________________________________

Signed and delivered as a Deed by    )

NORTH ATLANTIC DRILLING LTD.    )

acting by:                )
_________________________________________
Date:
In the presence of:
Witness signature:                _________________________________________
Witness name:                    _________________________________________
Witness address:                _________________________________________
_________________________________________
_________________________________________
_________________________________________
Witness occupation:                 _________________________________________

APPENDIX 2

FORM OF GUARANTOR CONFIRMATION

To: North Atlantic Rigel Ltd

Shipbuilding Contract dated 2 April 2012 (the “Contract”) in respect of Jurong Shipyard Pte Ltd hull no 11-1112 TBN “WEST RIGEL”

We refer to our refund guarantee dated 2 April 2012 (the “Guarantee”) given at the request of Jurong Shipyard Pte. Ltd. (hereinafter called the "Builder”) in connection with the Contract.

We understand that, subject to and conditional upon our approval and consent, the Contract is to be amended by an agreement dated [ ] between yourselves and the Builder (the “Amendment No.1”), a draft copy of which has been provided to us.

In consideration of your agreement to pay us on our first written demand the sum of US $1 (One United States Dollar), we, Sembcorp Marine Ltd irrevocably confirm to you that:-

we approve and consent to the terms of Amendment No.1;

with effect from the Effective Date of Amendment No.1, the scope of the Guarantee shall be amended such that our liability to make payment and/or re-payment to you of any installment payments made by or on behalf of the Purchaser shall be extended to include payment of the sums referred to in Clause 5.7 of Amendment No.1, including interest. Accordingly all references in the Guarantee to payment and/or re-payment of installment payments, and/or payments made by the Purchaser, shall be deemed amended to include payment of the sums referred to in Clause 5.7 of Amendment No.1, including interest.

We confirm that the Guarantee is valid, binding and enforceable.

This Guarantee shall expire upon Delivery of the Unit to the Purchaser or the Joint Asset Holding Company, *****.

All other terms and conditions of the Guarantee shall remain unaffected.

Yours faithfully,

Duly authorised signatory
For and on behalf of Sembcorp Marine Ltd

APPENDIX 3

FORM OF CONFIRMATION OF SEADRILL LIMITED
IN RESPECT OF THE CORPORATE PERFORMANCE GUARANTEE

[ ] 2015
To: Jurong Shipyard Pte. Ltd.

Shipbuilding Contract dated 2 April 2012 (the “Contract”) in respect of Jurong Shipyard Pte Ltd hull no 11-1112 TBN “WEST RIGEL”

We refer to our payment guarantee dated 29 August 2012 (the “Guarantee”) given at the request of North Atlantic Rigel Ltd (hereinafter called the "Purchaser”) in connection with the Contract.

We understand that, subject to and conditional upon our approval and consent, the Contract is to be amended by an agreement dated [ ] between yourselves and the Purchaser (the “Amendment No.1”), a draft copy of which has been provided to us.

In consideration of your agreement to pay us on our first written demand the sum of US $1 (One United States Dollar), we, Seadrill Limited irrevocably confirm to you that we approve and consent to the terms of Amendment No.1.

We confirm that the Guarantee is valid, binding and enforceable.

This Guarantee shall expire upon Delivery of the Unit to the Purchaser or the Joint Asset Holding Company, *****.

All other terms and conditions of the Guarantee shall remain unaffected.

Yours faithfully,

Duly authorised signatory
For and on behalf of Seadrill Limited

APPENDIX 4
Section A
AGREED OUTSTANDING WORK ITEMS

S/N	Sub System	Section	Test Package No	Item No	Compart .	Incharge By	Tag No	Tag Description	Punch List Description	AB	Raised By	Raised Date	Cleared By	Cleared Date	Champion
1	320.01	NOV	320.01	PL-C249 5	M 00 17	YEOW MING			Mud pump #4 pressure indicator not installed	A	Ian D.	16/11/15			Yeowming
2	320.01	NOV	320.01	PL-C249 6	M 00 17	YEOW MING			Mud pump #3 pressure indicator not installed	A	Ian D.	16/11/15			Yeowming
3	320.01	NOV	320.01	PL-C249 7	M 00 17	YEOW MING			Mud pump #1 pressure indicator out of calibration. To be removed and recalibrated	A	Ian D.	16/11/15			Yeowming
4	320.01	NOV	320.01	PL-C249 8	M 00 17	YEOW MING			Mud pump #4 local digital display is not showing the pressure consistently	A	Ian D.	16/11/15			Yeowming
5	331.01	PM	331.01	PL-C236 7	-	Woon			All NOV PIBs related to West Rigel BOP to be checked and cleared as required	A	Jason	15/11/15			Woon
6	331.01	PM	331.01	PL-C249 3	-	Woon			All ITR and MC punches to be cleared	A	Jason	15/11/15			Woon
7	332.01	PM	332.01	PL-C249 2	M 00 01	Woon			POD domes to be retorqued and pressure tested (with a chart) along with all cables as per NOV procedure	A	Jason	01/11/15			Woon
8	414.02	PM	414.02	PL-C152 2	Y 01 06	FELICIA			Repeater 2 not functional	A	Gordon	11/09/15			Felicia
9	415.01	PM	415.01	PL-C230 3	Q 05 01	FELICIA			mimic panel in kongsberg console in MCR	A	Jon	08/11/15			Felicia
10	416.01A	PM	416.01A	PL-C116 2	Q 05 04	RAJIV			Fiber cable termination to be re-do.	A	Jon	06/08/15			Felicia
11	416.01A	PM	416.01A	PL-C116 3	Q 05 04	RAJIV			All PE bars to be connected to PE earth Boss.	A	Jon	06/08/15			Felicia
12	416.01A	PM	416.01A	PL-C116 7	Q 05 04	RAJIV			Camera #26 - 34 need to be adjusted/relocated.	A	Jon	06/08/15			Felicia
13	416.01A	PM	416.01A	PL-C116 8	Q 05 04	RAJIV			Camera picture quality is not good enough.	A	Jon	06/08/15			Felicia
14	561.01	PF	561.01	PL-C118 9	Q 01 55	PF LIN			Escape hatch- one man unable to open from inside trunking, counter balance to be modified.	A	Steve Hunt	21/08/15			Eugene
15	566.02	PF	566.02	PL-C251 7	H 00 01				Windsock is obstructed by LQ HVAC. Also displayed wrong wind direction due to obstruction at time of inspection.	A	Andy W.	24/11/15			Sihao
16	566.02	PF	566.02	PL-C251 8	H 00 01				Fire monitors are above 250mm	A	Andy W.	24/11/15			Sihao
17	575.20	PM	575.20	PL-C126 4	M 00 29	YEE FONG			Table 3 (Interlocking list) in Commissioning Procedure to be updated.	A	Shaffi	11/08/15			Yee Fong
18	579.45	PM	579.45	PL-C217 9	U 00 61	Darren			No Table in Commissioning Procedure to enter fan readings - Update Procedure	A	Steve Hunt	10/06/15			Darren
19	644.01	PM	644.01	PL-C248 1	M 00 08	JEFF			All the 3 boilers to be 100% load tested after ducting completion. Burner shouild be maintainable after ducting is completed.	A	Subhash	16/11/15			Jeff

S/N	Sub System	Section	Test Package No	Item No	Compart .	Incharge By	Tag No	Tag Description	Punch List Description	AB	Raised By	Raised Date	Cleared By	Cleared Date	Champion
20	665.01	PM	665.01	PL-C223 1	U 00 57	Jackie			Fire resistant fuel hoses req's for both engine fuel hoses & fuel supply line to fuel tank & protection seals.	A	Steve Hunt	07/10/15			Jackie
21	665.01	PM	665.01	PL-C223 8	U 00 57	Jackie			Alternator cables are open ended & not connected to a starter & batteries, this will result in destroying the alternator (CAR to be issued).	A	Steve Hunt	07/10/15			Jackie
22	665.01	PM	665.01	PL-C223 9	U 00 57	Jackie			There are no means of connecting the batteries to the electric starter motor. (CAR to be issued).	A	Steve Hunt	07/10/15			Jackie
23	761.01	DN	761.01	PL-C232 9	M 00 08	LIAU			Engineering to solve Expansion tank issue & lack of pressure on Hot Water supply (1 Bar).	A	Steve Hunt	05/11/15			Eric
24	761.01	PM	761.01	PL-C233 4	M 00 08	Eric			Stbd unit - Steam condenser line tied into sea water discharge line. To be removed from this line & re-routed to somewhere else, causing too high a discharge pressure.	A	Steve Hunt	05/11/15			Eric
25	867.21	PM	867.21	PL-C019 4	A 00 13	RAJIV			Heating element SN-13-00336-4 testing Om & E on U3-EaV3-E.	A	Gordon	04/06/15			Sanyin
26	875.24	PM	875.24	PL-C154 9	M 00 18	RAJIV			875EL024-03-L01 - Change to EB	A	Jorstin	14/09/15			Rajiv
Total Punch List for COMMISSIONING: 26 Total Clear : 0

S/N	Sub System	Section	Test Package No	Item No	Compart .	Incharge By	Tag No	Tag Description	Punch List Description	AB	Raised By	Raised Date	Cleared By	Cleared Date	Champion
1	579.61	PM	579GA008A	PL-M128 9	T 00 26	VENDOR	579GA008A	Air Handling Unit AC-8A	Update XY on steam inlets and outlets.	A	WILHEL	21/01/14			Afiq
2	579.61	PM	579GA008B	PL-M129 0	T 00 26	VENDOR	579GA008B	Air Handling Unit AC-8B	Update XY on steam inlets and outlets.	A	WILHEL	21/01/14			Afiq
Total Punch List for FAT: 2 Total Clear : 0

S/N	Sub System	Section	Test Package No	Item No	Compart .	Incharge By	Tag No	Tag Description	Punch List Description	AB	Raised By	Raised Date	Cleared By	Cleared Date	Champion
1	571.08	PM	571.08-H-001(S )	PL-H223 3	Q 04 73	AFIQ			Temperature fuse damaged to be changed.	A	Shafi	15/06/15
Total Punch List for HVAC: 1 Total Clear : 0

Appendix 4 Section B

Agreement between Seadrill and JSPL (30/11/2015)

A)	Key issues to be performed after Technical Acceptance

1.	BOP & Diverter Controls FAT to be redone after technical acceptance with Seadrill attendance.

2.	UK Safety Case gap analysis to be conducted by DNVGL, gaps identified will be managed and resolved after technical acceptance. DNVGL to issue statement of fact when the gaps are resolved.

3.	Anchor chain haul-in issue will be resolved after the technical acceptance.

4.	Portable handling tools as per materials handling plan, top drive adaptor tool and split gimbal shall be delivered after technical acceptance but before rig delivery.
All the CARs, TQs, A punch related to above items shall be closed and registered as B punch in EPCC

B)	Punch List
Agreed punch registered or to be registered in EPCC.

1.	A-punch in EPCC – 29

2.	B-punch in EPCC – 1161

3.	Punches converted from CAR 2000~2036 + CAR 966/1012 – 806

4.	Punches converted from CAR 1009 -150

5.	Ex-List survey punch – 56

6.	Mandatory survey NMA, CAA and NIPH : 27 (NMA survey in progress)

7.	Commissioning related activity punches - in progress
Total punches: A-punch 29 B-punch 2,200
For technical acceptance all commissioning need to be completed and A punches to be closed.

C)	CAR (Corrective action report)
Total 69 no of CARs is outstanding as of 30 Nov 15. Following CARs shall be closed:

S/N	CAR NO	DATE	DESCRIPTION	Reason
1	CAR-574	06-May-15	Top Drive TDX-100	Loose item to be delivered before delivery
2	CAR-618	25-May-15	Insufficient Headroom- BOP Equipment Room	To be closed by RA; Seadrill will evaluate the RA pending approval
3	CAR-873	09-Sep-15	LQ - Installation of SEMCO panel in MCR	Accepted by Seadrill
4	CAR-903	22-Sep-15	Whole Rig - 513.02- water tight Closing means	Duplicated with NMA recommendation; Closed
5	CAR-937	05-Oct-15	Rig Wide - 425.01 PAGA system	Duplicated with NMA recommendation; Closed
6	CAR-953	09-Oct-15	LQ - joiner doors in LQ - gasket	Duplicated with NMA recommendation; Closed
7	CAR-965	19-Oct-15	RIG - Request for testing for BOP control system	Closed; BOP FAT will be done after Technical acceptance
8	CAR-967	27-Oct-15	Chain locker - Storing of chain in lockers ( R-1 )	Closed; will be solved after Technical acceptance
9	CAR-977	09-Nov-15	ballast tanks - Insufficient Ballast capacity	Seadrill to confirm
10	CAR-996	18-Nov-15	Rig While - Noise Measurements	Closed; finding transfer to punch
11	CAR-1003	11-Nov-15	Rig wide - All cooling systems	Closed; under maintenance program
12	CAR-1008	20-Nov-15	BOP - BOP control system non-conformity	Closed; BOP FAT will be done after Technical acceptance
13	CAR-1009	20-Nov-15	BOP - BOP Integrated system and BOP control system commissioning discrepancies	Closed; BOP FAT will be done after Technical acceptance
14	CAR-1011	26-Nov-15	Rig Wide - TQ G241 need to reply for UK Safety Case.	Closed; will be solved after Technical acceptance
15	CAR-1012	26-Nov-15	Rig Wide- Emergency illumination	Closed; finding transfer to punch

S/N	CAR NO	DATE	DESCRIPTION	Reason
1	CAR-2000	13-Oct-15	Mechanical / SFI 440	Closed; finding transfer to punch
2	CAR-2001	13-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
3	CAR-2002	14-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
4	CAR-2003	14-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
5	CAR-2004	14-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
6	CAR-2005	29-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
7	CAR-2006	29-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
8	CAR-2007	30-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
9	CAR-2008	29-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
10	CAR-2009	29-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
11	CAR-2010	30-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
12	CAR-2011	30-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
13	CAR-2012	30-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
14	CAR-2013	30-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
15	CAR-2014	30-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
16	CAR-2015	30-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
17	CAR-2016	30-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
18	CAR-2017	30-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
19	CAR-2018	30-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
20	CAR-2019	30-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
21	CAR-2020	31-Oct-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
22	CAR-2021	1-Nov-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
23	CAR-2022	2-Nov-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
24	CAR-2023	3-Nov-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
25	CAR-2024	4-Nov-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
26	CAR-2025	5-Nov-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
27	CAR-2026	6-Nov-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
28	CAR-2027	7-Nov-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
29	CAR-2028	8-Nov-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
30	CAR-2029	9-Nov-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
31	CAR-2030	10-Nov-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
32	CAR-2031	11-Nov-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
33	CAR-2032	12-Nov-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
34	CAR-2033	13-Nov-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
35	CAR-2034	14-Nov-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
36	CAR-2035	15-Nov-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch
37	CAR-2036	16-Nov-15	Mechanical SFI or Compt - Audit Findings	Closed; finding transfer to punch

Remaining CARs will be closed as per the normal process.

D)	Risk assessment
Work environment issues to be evaluated case by case. The resultant A punches to be closed before technical acceptance and B punches after technical acceptance.